Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Envision Healthcare Holdings, Inc. 2015 Employee Stock Purchase Plan of our reports dated March 2, 2015, with respect to the consolidated financial statements and schedule of Envision Healthcare Holdings, Inc., and the effectiveness of internal control over financial reporting of Envision Healthcare Holdings, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Denver, Colorado

March 25, 2015